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                                                                    Exhibit 15.1



                   ACKNOWLEDGEMENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Shareholders
Schuler Homes, Inc.
(formerly Schuler Holdings, Inc.)

We are aware of the incorporation by reference in the Registration Statement
(Form S-3 No. 333-     ) and prospectus of Schuler Homes, Inc. (formerly
Schuler Holdings, Inc.) for the registration of 26,282 shares of its common stock of our reports dated May 8, 2000, August 11, 2000, November 13, 2000 and February 13, 2001 relating to the unaudited consolidated interim financial statements of Schuler Residential, Inc. (formerly Schuler Homes, Inc.) for the quarters ended March 31, 2000, June 30, 2000, September 30, 2000 and December 31, 2000.

                                                           /s/ Ernst & Young LLP



Honolulu, Hawaii
April 4, 2001